Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made as of December 2, 2010 between Scientific Games Corporation, a Delaware corporation (the “Company”), and A. Lorne Weil (“Executive”).

WHEREAS, Executive has been employed pursuant to an Employment Agreement effective as of January 1, 2006 between the parties hereto (the “2006 Agreement”) as clarified by a letter agreement dated as of August 2, 2007 between the parties hereto regarding amounts payable under the Company’s Elective Deferred Compensation Plan (the “EDCP Payment Letter”) and as amended by the Amendment dated as of May 1, 2008 between the parties hereto (the “May 2008 Amendment”), the Amendment dated as of December 30, 2008 between the parties hereto (the “December 2008 Amendment”), and the Amendment dated as of May 29, 2009 between the parties hereto (the “May 2009 Amendment” and together with the 2006 Agreement, the EDCP Payment Letter, the May 2008 Amendment and the December 2008 Amendment, the “Agreement”);

WHEREAS, Executive had previously relinquished the position of Chief Executive Officer while continuing in the position of Chairman of the Board of Directors of the Company pursuant to the Agreement;

WHEREAS, in connection with certain management changes, the Company and Executive have agreed that Executive shall now resume the position of Chief Executive Officer and serve in that capacity, and, to the extent elected by the Board of Directors of the Company and until his successor has been duly elected and qualified (or until his earlier resignation or removal), serve as the Chairman of the Board of Directors of the Company, pursuant to the terms of the Agreement as amended by this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Agreement Remains In Effect; Definitions.  Except as specifically provided herein, all terms of the Agreement shall remain in effect. References to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import in the 2006 Agreement shall refer to the 2006 Agreement as amended by this Amendment and the May 2009 Amendment, the December 2008 Amendment, the May 2008 Amendment, and the EDCP Payment Letter, all of which shall be read together as a single agreement. References in the Agreement to Sections, Subsections, paragraphs and clauses thereof shall refer to those Sections, Subsections, paragraphs and clauses as the same are amended by the terms of this Amendment.  As amended by this Amendment, the May 2009 Amendment, the December 2008 Amendment, the May 2008 Amendment and the EDCP Payment Letter, the 2006 Agreement is hereby ratified, confirmed and continued by the parties hereto. Capitalized terms that are used but not defined in this Amendment shall have the meanings given to them in the Agreement (as amended by this Amendment).

2.             Amendment to Section 2 of Agreement.  The second sentence of Section 2 of the Agreement is hereby amended by replacing “December 31, 2013” with “December 31, 2015” and the fourth sentence of Section 2 is hereby deleted in its entirety.

3.             Amendments to Section 3 of Agreement.  Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.          Offices and Duties

a.                                       From and after November 29, 2010, during the Term, Executive will serve as Chief Executive Officer of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to any such position by the shareholders or by the board of directors of such subsidiary or affiliate, as the case may be.  To the extent, if any, that Executive may be elected by the Board of Directors of the Company (the “Board”) at any time or from time to time to serve as Chairman of the Board and until his successor has been duly elected and qualified (or until his earlier resignation or removal), Executive will serve in that capacity pursuant to this Agreement without additional compensation.

b.                                       In his capacity as Chief Executive Officer, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to Executive from time to time by the Board.

c.                                       Executive hereby agrees to accept such employment and to serve the Company to the best of his ability, devoting substantially all of his business time to such employment; provided, however, that Executive shall be entitled to (A) manage his personal investments and otherwise attend to personal affairs, including family financial and legal affairs, (B) serve on the boards of directors of not more than three (3) other companies (two of which may be Sportech plc and Avantair, Inc.) in addition to the Company and its subsidiaries and affiliates, each in a manner that does not conflict or unreasonably interfere with his responsibilities hereunder, and (C) in addition to the activities referred to in clauses (A) and (B) above, serve on other boards of directors and engage in other personal activities in compliance with Section 6 to the extent approved by the Board from time to time.”

4.             Amendments to Section 4 of Agreement.  Section 4 of the Agreement is hereby amended as follows:

(a)           The following sentence hereby amends and replaces the second-to-the-last sentence of Section 4(a) of the Agreement in its entirety:

“Notwithstanding the foregoing, (a) the Base Salary for the month of December 2010 shall be at the rate of one million five hundred thousand dollars ($1,500,000.00) per annum and the Base Salary for 2011 shall be one million five hundred thousand dollars ($1,500,000.00), (b) the Base Salary for 2012 shall be equal to the product of (I) one million five hundred thousand dollars ($1,500,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2011 and the CPI for December 2010 and the denominator of which is the CPI for December 2010 (provided, that if such fraction is zero or a negative number, the Base Salary for 2012 shall be the amount set forth in (I) of this clause (b)); (c) the Base Salary for 2013 shall be equal to the product of (I) one million five hundred thousand dollars ($1,500,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2012 and the CPI for December 2010 and the denominator of which is the CPI for December 2010 (provided, that if such fraction is zero or a negative number, the Base Salary for 2013 shall be the same as the Base Salary for 2012); (d) the Base Salary for 2014 shall be equal to the product of (I) one million five hundred thousand dollars ($1,500,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2013 and the CPI for December 2010 and the

denominator of which is the CPI for December 2010 (provided, that if such fraction is zero or a negative number, the Base Salary for 2014 shall be the same as the Base Salary for 2013); (e) the Base Salary for 2015 shall be equal to the product of (I) one million five hundred thousand dollars ($1,500,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2014 and the CPI for December 2010 and the denominator of which is the CPI for December 2010 (provided, that if such fraction is zero or a negative number, the Base Salary for 2015 shall be the same as the Base Salary for 2014); and (f) if the Term is extended past December 31, 2015 pursuant to Section 2 hereof, the Base Salary for each such one-year extension term, unless otherwise agreed in writing by Executive and the Company, shall be (I) one million five hundred dollars ($1,500,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December of the year immediately preceding such extension term and the CPI for December 2010 and the denominator of which is the CPI for December 2010 (provided, that if such fraction is zero or a negative number, the Base Salary for such extension term shall be the same as the Base Salary for the year immediately preceding such extension term).”

(b)           Section 4(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”).  Under such plan, Executive shall have the opportunity annually to earn up to 100% of Executive’s Base Salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and up to 200% of Executive’s Base Salary as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).  “Target opportunity” and “maximum opportunity” shall have the respective meanings ascribed to them in the applicable incentive compensation plan.”

(c)           Section 4(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(c)         Eligibility for Annual Equity Awards and Participation in Executive Compensation Plans.  Executive shall be eligible to receive an annual grant of stock options, restricted stock units (“RSUs”) or other equity awards with a value of up to 200% of Executive’s Base Salary, in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program; provided, however, that (i) Executive shall not be entitled to any such equity awards during 2011 and 2012 and (ii) that any such annual equity awards made to Executive during 2013, 2014 and 2015 (and during any extension terms of this Agreement) shall, unless otherwise expressly agreed in writing by the Company and Executive, be awarded either (A) entirely in the form of stock options, (B) entirely in the form of RSUs or (C) in the form of any combination of stock options and RSUs, as Executive may specify with respect to any such year by written notice to the Compensation Committee no later than December 31st of the year immediately preceding the year of such award.”

(d)           Section 4(d) of the Agreement is hereby amended and restated to read in its entirety as follows (it being understood that that the provisions with respect to the Special RSUs (as defined in the 2006 Agreement) set forth in Section 7 of the May 2008 Amendment, as amended by Section 7 of the May 2009 Amendment, shall continue in effect in accordance with their terms):

“(d)         Incentive Equity Awards.

(i)            The Company shall grant to Executive as of December 2, 2010 (A)(1) stock options to purchase one million (1,000,000) shares of the Company’s common stock at an exercise price equal to $9.00 per share (which options shall expire on December 1, 2020) (the “Time Vesting 2010 Option Grant”), consisting of (x) stock options to purchase eight hundred thousand (800,000) shares of the Company’s common stock, which shall vest and become exercisable with respect to two hundred fifty thousand (250,000) of such shares on each of December 31, 2011, December 31, 2012 and December 31, 2013 and with respect to fifty thousand (50,000) of such shares on December 31, 2014, and (y) stock options to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “Later Time Vesting Options”), which shall vest and become exercisable on December 31, 2014, and (2) one million (1,000,000) RSUs (the “Time Vesting 2010 RSU Grant” and together with the Time Vesting 2010 Option Grant, the “Time Vesting 2010 Grant”), consisting of (x) five hundred thousand (500,000) RSUs which shall vest with respect to two hundred fifty thousand (250,000) of the shares subject to such grant on each of December 31, 2011 and December 31, 2012, and (y) five hundred thousand (500,000) RSUs (the “Later Time Vesting RSUs”), which shall vest with respect to two hundred fifty thousand (250,000) of the shares subject to such grant on each of December 31, 2013 and December 31, 2014, and (B)(1) stock options to purchase one million (1,000,000) shares of the Company’s common stock at a price equal to $8.06 per share (representing the average of the high and low sales price of the Company’s common stock on the trading day immediately prior to the date of grant) (which shall expire as to unvested options on March 15, 2016 and as to vested options on December 1, 2020) (the “Performance Vesting 2010 Option Grant”), and (2) one million (1,000,000) RSUs (the “Performance Vesting 2010 RSU Grant” and together with the Performance Vesting 2010 Option Grant, the “Performance Vesting 2010 Grant”; the Time Vesting 2010 Grant, together with the Performance Vesting 2010 Grant, the “2010 Grant”), which Performance Vesting 2010 Option Grant shall vest and become exercisable with respect to twenty percent (20%) of the shares subject to such Performance Vesting 2010 Option Grant, and which Performance Vesting 2010 RSU Grant shall vest with respect to twenty percent (20%) of the shares subject to such Performance Vesting 2010 RSU Grant, if, as and when certain “Adjusted EBITDA” targets are achieved in accordance with clause (iii) below.  The stock options and RSUs comprising the 2010 Grant shall be granted under and subject to the terms and conditions of the Company’s 2003 Incentive Compensation Plan, as amended and restated, or an applicable successor plan (in either case, the “Equity Plan”), and one or more award agreements to be entered into by and between the Company and Executive (each, an “Equity Agreement”) reflecting the terms set forth herein and other customary Company terms and conditions not inconsistent with the terms herein.  Stock options included in the Performance Vesting 2010 Option Grant shall expire on March 15, 2016 to the extent such options remain unvested on such date.  RSUs included in the Performance Vesting 2010 RSU Grant shall be forfeited on March 15, 2016 to the extent such RSUs remain unvested on such date.  Delivery to Executive of shares of Company common stock in respect of vested RSUs under the Performance Vesting 2010 RSU Grant shall occur on March 15, 2016 (and the applicable Equity Agreement shall so provide).  Notwithstanding anything herein or in the Equity Agreement to the contrary, any unvested portion of the Performance Vesting 2010 Grant will not accelerate and will be forfeited upon termination of Executive’s employment with the Company under Section 5 hereof or otherwise (including as a result of expiration of the Term on December 31, 2015); provided, however, that in the event of any such termination pursuant to Section 5(b), Section 5(c), Section 5(e) or Section 5(f) or by virtue of the expiration of the Agreement on December 31, 2015 between December 31 of a particular year and a potential vesting date with respect to the Performance Vesting 2010 Grant (i.e., March 15 of the following year), any unvested portion of the Performance Vesting 2010 Grant will not be forfeited unless and until the determination has been made by such March 15 (in accordance with the vesting provisions applicable to such unvested portion) that any unvested portion of the Performance Vesting 2010 Grant does not vest on such March 15 (and, to the extent that such unvested portion of the Performance Vesting 2010 Grant does not vest on such March 15, such vested portion shall be forfeited).

(ii)           For purposes of this Section 4(d) and the Performance Vesting 2010 Grant, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries on a consolidated basis determined by the Compensation Committee, in a manner consistent with any determination of this or any similar metric applicable for awards or bonuses to other senior executives of the Company or for purposes of the Company’s Management Incentive Compensation Program (“MICP”) generally, adjusted (without duplication) (x) to add back to Adjusted EBITDA in each fiscal year an amount reflected in “equity in earnings of joint ventures” on the Company’s consolidated statement of operations for such year attributable to the amortization by Lotterie Nazionali S.r.l. of upfront payments associated with the tender process for the concession awarded in May 2010 by the Monopoli di Stato to operate the Gratta e Vinci instant ticket lottery in Italy and (y) to exclude from Adjusted EBITDA in each fiscal year except 2015 any “pro forma adjustment” to the extent such “pro forma adjustment” might otherwise have been included in the calculation of Adjusted EBITDA to reflect projected cost savings or additional costs in connection with the combination of any business or assets acquired pursuant to a “Material Acquisition” (as such term is defined as of December 1, 2010 in the Company’s credit agreement) with the operations of the Company, as further adjusted at the discretion of the Compensation Committee or the Board, including any adjustments to this or any similar metric made for MICP purposes.

(iii)          Vesting of the Performance Vesting 2010 Option Grant and the Performance Vesting 2010 RSU Grant shall be subject to the Adjusted EBITDA being equal to or greater than the levels set forth below (the “Adjusted EBITDA Targets”):

•                              For 2011:                $315 million

•                              For 2012:                $354 million

•                              For 2013:                $399 million

•                              For 2014:                $448 million

•                              For 2015:                $504 million

Stock options included in the Performance Vesting 2010 Grant shall vest and become exercisable, and RSUs included in the Performance Vesting 2010 Grant shall vest at the rate of 20% per year if, as and when the Adjusted EBITDA for a particular year equals or exceeds the Adjusted EBITDA Target applicable for such year (as indicated above), with the actual vesting date to be March 15 of the following year (assuming such Adjusted EBITDA Target is met).  In each case, unvested portions of the Performance Vesting 2010 Grant will carry forward to following years and will vest if, as and when future Adjusted EBITDA Targets are achieved, as provided below.  If the Adjusted EBITDA Target for any particular 20% increment is first achieved in a year later than the year specified above, but the higher Adjusted EBITDA Target for that later year is not achieved, then one-half of the earlier 20% increment will vest, and the remainder of that earlier 20% increment will vest in the first subsequent year (if any) for which the entire specified Adjusted EBITDA Target for such subsequent year is fully achieved.  For example, if Adjusted EBITDA of $315 million were first achieved in 2012 rather than 2011 but Adjusted EBITDA of $354 million were not achieved as targeted in 2012, one-half of the first 20% of the total award (i.e., 10%) would vest, while the other half of that first 20% increment, and the second 20% increment, would not vest.  However, if Adjusted EBITDA of $354 million were achieved as targeted in 2012, both the first and second 20% increments, or a total of 40% of the total award, would vest.  Finally, for 2015 only, any remaining unvested percentage increments from prior years (but not the last 20% increment) will vest to the extent that the Adjusted EBITDA Targets for such prior years are achieved in 2015, whether or not the Adjusted EBITDA Target for 2015 itself is achieved.  For example, if the Adjusted EBITDA Target of $448 million for 2014 is first achieved in 2015, but the Adjusted EBITDA Target of $504 million for 2015 is not achieved, then any remaining unvested percentage increments based on Adjusted EBITDA Targets of $448 million or less, for a cumulative total of 80%, will vest, and the last 20% increment will remain unvested.  If the Adjusted EBITDA Target of $399 million for 2013 is achieved in 2015, but neither the Adjusted EBITDA Target of $448 million for 2014 nor the Adjusted EBITDA Target of $504 million for 2015 is achieved in 2015, then any remaining unvested percentage increments based on Adjusted EBITDA Targets of $399 million or less, for a cumulative total of 60%, will vest, and the last 40% increment will remain unvested.

(iv)          In the event that the aggregate consideration paid by the Company (which for purposes of this Section 4(d) shall include consideration in whatever form and include any contingent consideration assuming that such contingent consideration has been paid) in connection with new Investments (as currently defined as of December 1, 2010 in the Company’s credit agreement) consummated in 2011 or any subsequent year does not exceed an annual rate of $75 million per year, the incremental Adjusted EBITDA generated by the Company as a result of the consummation of such Investments will be counted in full toward achievement of Adjusted EBITDA Targets, without duplication.  For example, if the Company acquires Company A for $75 million as a result of which the Company generates $25 million of incremental Adjusted EBITDA, the full $25 million of incremental Adjusted EBITDA would count toward achievement of Adjusted EBITDA Targets.  In the event that the aggregate consideration paid by the Company for new Investments consummated in any calendar year after 2010 is less than or equal to (A) in 2011, $75 million, or (B) in any subsequent year, the sum of $75 million plus the excess (if any) of (x) the product of $75 million multiplied by the number of full calendar years that have elapsed from and including 2011 over (y) the cumulative aggregate consideration paid by the Company for new Investments consummated in and after 2011 (the “Acquisition Threshold”), the Investments in such year shall be subject to this clause (iv).  In the event that the aggregate consideration paid by the Company for new Investments consummated in any calendar year after 2010 exceeds the Acquisition Threshold applicable to such year, Investments in such year shall be subject to clause (v) below.  For example, if the Company makes Investments in 2011 for $65 million, then incremental Adjusted EBITDA generated by the Company as a result of the consummation of Investments in 2012 for aggregate consideration of up to $85 million would count toward achievement of Adjusted EBITDA Targets.

(v)           In the event that the aggregate consideration paid by the Company in connection with new Investments in 2011 or any subsequent year exceeds the Acquisition Threshold applicable for such year, then for purposes of determining the achievement of Adjusted EBITDA Targets, the Adjusted EBITDA of the Company, which will include the incremental Adjusted EBITDA generated by the Company as a result of the consummation of any such

Investments, shall be reduced during each applicable year (including the year in which each such Investment was consummated) by: (A) the interest cost (“Cost of Debt”) for such year on proceeds of debt of the Company or its subsidiaries incurred or deemed used to make each such Investment (“Acquisition Debt”); provided, however, that, in any year subsequent to the year such Investment was consummated, the principal amount of such Acquisition Debt shall be deemed to be repaid and to the extent deemed to have been so repaid in part in any prior year or years shall be deemed to be further repaid (and, accordingly, such Cost of Debt will be appropriately reduced) in an amount equal to the deemed free cash flow of the business subject to or comprising (in whole or in part) such Investment (with such deemed free cash flow being defined as (x) the earnings before interest, taxes, depreciation and amortization of the business subject to or comprising (in whole or in part) such Investment for the last four complete fiscal quarters prior to the consummation of such Investment (“Target EBITDA”), less (y) the Cost of Debt for such Investment in the immediately preceding year, less (z) an amount equal to the aggregate Capital Expenditures (as such term is defined as of December 1, 2010 in the Company’s credit agreement, without regard to the proviso therein) of such business during the last four complete fiscal quarters prior to the consummation of such Investment, subject to appropriate adjustment in the reasonable discretion of the Compensation Committee to the extent that the amount thereof varies materially from the historical rate of Capital Expenditures of such business); (B) a “deemed” annual interest cost on equity used as consideration to make such Investment (“Cost of Equity”) as reasonably determined by the Compensation Committee; and (C) an amount equal to the aggregate Capital Expenditures of such business during the last four complete fiscal quarters prior to the consummation of such Investment (“Acquisition Capital Expenditures”).  For purposes of this Section 4(d)(v), Cost of Debt shall be (1) in the case of an Investment financed, in whole or in material part, from the proceeds of new indebtedness incurred for such purpose, an amount equal to the cash consideration in such Investment multiplied by the stated interest rate on such indebtedness, and (2) otherwise, an amount equal to such cash consideration multiplied by the weighted average interest rate for all of the indebtedness of the Company and its consolidated subsidiaries from time to time.  For example, if the Company makes an Investment for $100 million (including $60 million of Acquisition Debt and $40 million of equity consideration) to acquire a business which generated $25 million of Target EBITDA, but the Cost of Debt for such year is $3 million, the Cost of Equity used as consideration for such year is $2 million, and the aggregate amount of Capital Expenditures are $5 million, then the Target EBITDA counted toward achievement of Adjusted EBITDA Targets would be reduced by $10 million (i.e., $3 million plus $2 million plus $5 million), but in that year $17 million of deemed free cash flow (i.e., Target EBITDA of $25 million less $3 million Cost of Debt less $5 million of Capital Expenditures) will be deemed to have been applied to repay the Acquisition Debt, so that in the following year the deemed Cost of Debt shall be appropriately reduced.  For example, if the Acquisition Debt were $60 million, bearing interest at 5%, such deemed repayment of $17 million would reduce such $60 million of Acquisition Debt to $43 million, and for the following year the Cost of Debt would be $2.15 million (i.e., 5% of $43 million), and if deemed free cash flow in the following year were $20 million, the Acquisition Debt would then be further reduced to $23 million.

(vi)          Notwithstanding anything contained in this Agreement or in any Equity Agreement to the contrary, (A) the stock options comprising the Performance Vesting 2010 Option Grant shall not be exercisable except to the extent that sufficient shares (as reasonably determined by the Compensation Committee in light of outstanding awards) are available under the applicable Equity Plan for the delivery of the shares issuable upon exercise of such stock options and (B) the RSUs comprising the Performance Vesting 2010 Grant shall be forfeited to the extent that sufficient shares (as reasonably determined by the Compensation Committee in light of outstanding awards) are not available under the applicable Equity Plan for the delivery of the shares subject to such RSUs on the scheduled delivery date(s).

(vii)         All stock options and RSUs included in the Time Vesting 2010 Grant shall vest immediately upon any Change in Control (as defined in Section 5(f) hereof).

(viii)        In the event and to the extent that sufficient shares (as reasonably determined by the Compensation Committee in light of outstanding awards) are not available under the applicable Equity Plan for the delivery of the shares issuable upon exercise of the Later Time Vesting Options at the time of exercise of such Later Time Vesting Options, then the Company shall elect to settle such exercise in an immediate lump sum cash payment.  In the event and to the extent that sufficient shares (as reasonably determined by the Compensation Committee in light of outstanding awards) are not available under the applicable Equity Plan for the delivery of the shares subject to RSUs with respect to the Later Time Vesting RSUs on the scheduled delivery date(s), then the Company shall settle such delivery in an immediate lump sum cash payment.”

5.             Amendments to Section 5 of the Agreement.  Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

“5.           Termination of Employment.  Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 5.

(a)           Termination by Executive for Other than Good Reason.  Executive may terminate Executive’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 5(a); provided, however, that a termination by Executive for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 5(a).  In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (collectively, the “Standard Termination Payments”):

(i)            any accrued but unpaid Base Salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;

(ii)           all vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 4(g) hereof in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder) (except with respect to the payments contemplated by Section 11 of the May 2008 Amendment, the payment of which will be governed by Section 11 of the May 2008 Amendment);

(iii)          except as provided in Section 6.6 hereof, all stock options, RSUs and other equity-based awards will be governed by the terms of the plans and programs under which such stock options, RSUs or other awards were granted; provided, however, that subject to Section 6.6 hereof, all RSUs that were granted in 2010 to Executive prior to December 2, 2010 that remain unvested at such termination will become fully vested and non-forfeitable; and

(iv)          reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 4(e) hereof.

(b)           Termination By Reason of Death.  If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled to the following compensation and benefits:

(i)            the Standard Termination Payments; and

(ii)           a lump sum payment equal to Executive’s Base Salary, payable within 30 days of death.

(c)           Termination By Reason of Total Disability.  The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Executive (i) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (ii) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment as determined by a physician or physicians selected by the Company and reasonably acceptable to Executive, unless, within 30 days after Executive has received written notice from the Company of a proposed termination due to such failure (as determined in accordance with the foregoing provisions of this sentence), which notice shall include a copy of the findings of such physician or physicians and shall refer to this Section 5(c), Executive shall have returned to the full performance of his duties hereunder and shall have presented to the Company a written certificate of Executive’s good health by a physician selected by Executive and reasonably acceptable to the Company.  In the event that Executive’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            the Standard Termination Payments;

(ii)           an amount equal to the sum of (A) Executive’s Base Salary and (B) Executive’s “Severance Bonus Amount” (as defined below), payable over a period of twelve (12) months after such termination in accordance with Section 5(g) of this Agreement; provided such amount shall be reduced by any disability payments provided to Executive as a result of any disability plan sponsored or maintained by the Company or its affiliates providing benefits to Executive.  For purposes of this Agreement, “Severance Bonus Amount” shall mean an amount equal to the highest annual Incentive Compensation paid to Executive in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s Target Bonus for the-then current fiscal year;

(iii)          no later than March 15 following the end of the year in which such termination pursuant to this Section 5(c) occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of a lump sum amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;

(iv)          if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(d)           Termination by the Company for Cause.  The Company may terminate the employment of Executive at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Executive in connection with the performance of Executive’s duties hereunder; (iv) intentional breach by Executive of any material provision of this Agreement; (v) material violation by Executive of a material provision of the Company’s Code of Conduct; or (vi) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company.  In the event Executive’s employment is terminated for Cause, Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments (excluding the benefits described in the proviso in Section 5(a)(iii)).  For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by Executive knowingly, purposefully and not in good faith.

Executive may not be terminated for Cause unless and until there shall have been delivered to him, within ninety (90) days after the Company first had actual knowledge of the most recent conduct or event comprising an element of the alleged ground for termination for Cause (it not being necessary that all elements comprising the alleged ground for termination for Cause have occurred within such ninety (90) day period), a copy of a resolution duly adopted by the Board by a vote of directors constituting a majority of the Board (excluding Executive) at a meeting of the Board at which a quorum is physically present in person and which is called and held for such purpose (after giving Executive reasonable notice of the specific grounds for such termination including a reasonably detailed statement of the facts and circumstances claimed as the basis for such termination and, except if a felony conviction is the grounds for termination, thirty (30) days to correct such grounds, and affording Executive and his counsel the opportunity to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause (the “Cause Resolution”).  The Company’s delivery of the Cause Resolution to Executive shall be accompanied or followed by delivery by the Company to

Executive of a written notice of termination for Cause referring to this Section 5(d), stating the grounds for such termination (which shall be the same grounds as set forth in the Cause Resolution) and specifying the effective date of such termination for Cause, which date shall be no earlier than thirty-one (31) days after the date on which Executive receives such written notice of termination for Cause (the “Cause Termination Notice”), provided that at any time prior to the effective date of such termination, the Board may, in accordance with the next sentence, relieve Executive of all or a portion of his duties and treat him as a suspended employee of the Company, and until the effective date of such termination Executive shall be entitled to continue to receive all compensation and benefits under this Agreement as if he had not been suspended or given notice of termination (and such suspension for the avoidance of doubt shall not constitute “Good Reason” for purposes of this Agreement).  Any such suspension shall be effected either (i) pursuant to the Cause Resolution or (ii) pursuant to a resolution otherwise approved (which approval need not be by meeting on formal notice) either by a majority of the Board (excluding Executive) or, if a majority of the Board cannot reasonably be convened promptly in person or by telephone, by a majority of the Executive and Finance Committee of the Board (excluding Executive), in each case determining, in the good faith opinion of the participants, that Executive was guilty of conduct constituting Cause and that prompt suspension of Executive is reasonably required in the best interests of the Company, which resolution is confirmed within ten (10) days by a Cause Resolution.  Notwithstanding any such suspension, Executive shall be afforded such opportunity as may be reasonable under the circumstances to correct grounds for termination as contemplated by the fifth sentence of this Section 5(d) until the expiration of the thirty (30) day period provided therein.

If Executive disputes the Company’s allegation of Cause by initiating arbitration pursuant to Section 13 of this Agreement and the arbitration panel finds that the Company properly terminated Executive’s employment for Cause in accordance with the provisions of this Section 5(d), Executive shall, within thirty (30) days of the arbitration award, repay the amount (if any) by which (A) the amounts provided to him by the Company in respect of periods commencing after the termination date of his employment set forth in the Cause Termination Notice, including but not limited to salary continuation and the value of all benefits provided to Executive in respect of periods commencing after his termination date, exceed (B) the amounts to which he is entitled under this Agreement upon a termination for Cause.  If the amount in clause (A) does not exceed the amount in clause (B), the Company may reduce any amounts owed to Executive by the amount in clause (A).  If the arbitration panel does not find that the Company properly terminated Executive’s employment for Cause in accordance with the provisions of this Section 5(c) (a “Failed Termination for Cause”), then (x) Executive’s employment shall be deemed to have been terminated by the Company without Cause as of the date (the “Deemed Termination Date”) which is thirty-one (31) days after the date on which the Cause Resolution and the Cause Termination Notice were delivered to Executive; (y) the Company shall provide Executive with the payments and benefits set forth in Section 5(e) hereof as if the Company had terminated Executive without Cause as of the Deemed Termination Date, provided that any amounts previously paid to Executive by the Company as a suspended employee in respect of periods commencing on or after the Deemed Termination Date shall be credited against amounts owed to Executive under Section 5(e) hereof; and (z) the Company shall pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred by Executive in connection with contesting such Failed Termination for Cause.

(e)           Termination by the Company without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred:  (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 3 hereof, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term (or Extended Term); (ii) an assignment of any significant duties to Executive which are materially inconsistent with Executive’s positions or offices held under Section 3 hereof; (iii) a material decrease in Executive’s Base Salary or material decrease in Executive’s Incentive Compensation opportunities provided under this Agreement; (iv) change the location of Executive’s office from the existing location in New York, New York to a place not within forty (40) miles of the existing location in New York, New York; (v) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (i) through (v) of this Section 5(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within sixty (60) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company.  Notwithstanding anything in this Agreement to the contrary, the removal of or the failure of the Board to elect Executive as Chairman of the Board (or Executive otherwise ceasing to serve as Chairman of the Board) shall not be deemed “Good Reason” under this Agreement. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 5(a), (b), (c) or (d) hereof or due to the expiration of the Term (or Extended Term)), the Company shall pay the following amounts, and make the following other benefits available, to Executive.

(i)            the Standard Termination Payments;

(ii)           an amount equal to (A) two (2) multiplied by (B) the sum of (1) Executive’s Base Salary and (2) Executive’s Severance Bonus Amount, such amount payable over a period of twenty-four (24) months after such termination in accordance with Section 5(g) of this Agreement;

(iii)          no later than March 15 following the end of the year in which such termination pursuant to this Section 5(e) occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of a lump sum amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;

(iv)          subject to Section 6.6 hereof and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive and except for the stock options and RSUs comprising the Performance Vesting 2010 Grant, all stock options, RSUs and other equity-based awards held by Executive at such termination will become fully vested and non-forfeitable, and, in all other respects, all such stock options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; and

(v)           if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

(f)            Termination by the Company without Cause or by Executive for Good Reason in connection with a Change in Control.  In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 5(e) hereof and such termination occurs upon, or within one (1) year immediately following, a “Change in Control” (as defined below), Executive shall be entitled (without duplication) to the payments and benefits described in Section 5(e) hereof, except that, solely in the case of an amount otherwise payable under Section 5(e)(ii) hereof, the multiplier referred to in Section 5(e)(ii)(A) hereof shall be three (3) (instead of two (2)) and such amount shall be payable over a period of thirty-six (36) months after termination in accordance with Section 5(g) of this Agreement; provided, however, to the extent that such amount under Section 5(e)(ii) is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”) and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5), such amount otherwise payable under Section 5(e)(ii) hereof shall be paid in a lump sum in accordance with Section 5(g) of this Agreement.  Notwithstanding the foregoing provisions of this Section 5(f), if any payment or right accruing under this Agreement (without application of this subsection), either alone or together with other payments or rights accruing to Executive from the Company or its affiliates (the “Total Payments”) would constitute a “parachute payment” as defined in 26 U.S.C. § 280G of the Code and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code, provided that Executive may elect by written notice to the Company that no such reduction occur if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to Executive would be greater than the amount of the Total Payments as reduced (if applicable) pursuant to this subsection after reduction for federal income taxes.  Executive shall cooperate in good faith with the Company in providing the necessary information for making a determination of the applicability of Section 280G.  The reduction of Total Payments, if applicable, shall be effected in the following order (unless Executive, to the extent permitted by Section 409A, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments; (ii) any other cash amounts payable to Executive; (iii) any benefits valued as parachute payments; (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the stock option tranches with the largest Section 280G parachute value; (v) acceleration of vesting of any equity award that is not a stock option; and (vi) acceleration of vesting of any stock options for which the exercise price is less then the fair market value of the underlying stock in such manner as would net Executive the largest remaining spread value if the options were all exercised as of the Section 280G event.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current stockholder of 20% or more of the outstanding common stock, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this Section 5(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect), or the Company sells all or substantially all of the stock of the Company to any person or entity other than an affiliate of the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(g)           Timing of Certain Payments under Section 5.  Payments pursuant to Sections 5(c)(ii), 5(e)(ii) and 5(f), if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over the applicable period of months contemplated by such Sections following the date of termination (subject to such deductions or amounts to be withheld as required by applicable law and regulations); provided, however, that if and to the extent necessary to prevent any acceleration or additional tax under Section 409A, such payments shall be made as follows:  (i) no payments shall be made for a six-month period following the date of Executive’s separation of service (as defined in Section 409A(a)(2)(B)(i) of the Code) with the Company; (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six (6) months following the date of Executive’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations); and (iii) during the period beginning six (6) months following Executive’s separation of service with the Company through the remainder of the applicable period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).  In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if and to the extent necessary to comply with Section 409A, amounts payable following termination of employment in a lump sum, shall instead be paid six (6) months following the date of Executive’s separation of service (subject to such deductions or amounts to be withheld as required by applicable law and regulations).

(h)           No Obligation to Mitigate.  Executive shall have no obligation to mitigate damages pursuant to this Section 5, but shall be obligated to promptly advise the Company regarding obtaining other employment providing health insurance benefits with respect to services provided to another employer during any period of continued payments pursuant to this Section 5.  The Company’s obligation to make continued insurance payments to or on behalf of Executive shall be reduced by any insurance coverage obtained by Executive during the severance period through employment by another entity (without regard to when such coverage is paid).

(i)            Set-Off.  To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including, without limitation, any payments pursuant to this Section 5) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.

(j)            No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(k)           Release of Employment Claims; Compliance with Section 5.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments (excluding the benefits described in the proviso in Section 5(a)(iii) hereof), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement).  The Company shall provide Executive with the proposed form of release referred to in the immediately preceding sentence no later than two (2) days following the date of termination.  Executive shall have 21 days to consider the release and, if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding.  In the event Executive does not revoke the release, payments contingent on the release (if any) shall be paid no earlier than eight (8) days after execution thereof in accordance with the applicable provisions herein.  The Company’s obligation to make any termination payments and benefits provided for in this Section 5 (other than the Standard Termination Payments (excluding the benefits described in Section 5(a)(iii) hereof)) shall immediately cease if Executive willfully and materially breaches Section 6.1, 6.2, 6.3, 6.4, or 6.8 hereof.”

6.             Amendments to Section 6.6 of Agreement.  Section 6.6 of the Agreement is hereby amended and restated in its entirety as follows:

“6.6         Forfeiture of Outstanding Equity Awards; Clawback.  Notwithstanding the provisions of Section 5, if a court of competent jurisdiction or an arbitral tribunal determines that Executive (x) willfully and materially breached Sections 6.1, 6.2, 6.3, 6.4 or 6.8 and (y) failed to cure such breach within thirty (30) days after his receipt of written notice from the Board, attaching a copy of a resolution duly adopted by the Board by a vote of directors constituting a majority of the Board (excluding Executive) at a meeting of the Board at which a quorum is physically present in person, in which resolution the Board sets forth such breach in reasonable detail and expressly elects the remedy provided in this Section 6.6, and which notice is delivered to Executive within ninety (90) days after the Company first had knowledge of such breach (the foregoing, collectively, a “Section 6.6 Notice of Breach”) (and which cure by Executive, in the case of a breach of Section 6.4, may be effected, without limitation, by correction or retraction of the disparaging statements), then all stock options, RSUs and other equity-based awards (whether granted prior to, contemporaneously with, or subsequent to this Agreement) granted by the Company and held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such stock options, RSUs and other equity-based awards shall be cancelled, such forfeiture to be effective at the later of the time of such failure to comply or Executive’s termination of employment.  If a court of competent jurisdiction or arbitral tribunal finds that the Company is entitled to cause the forfeiture of Executive’s stock options, RSUs and other equity-based awards in accordance with the foregoing terms of this Section 6.6, Executive shall be required to forfeit such stock options, RSUs and other equity-based awards immediately.  If any option is exercised after delivery of the Section 6.6 Notice of Breach and if such forfeiture subsequently occurs pursuant to the foregoing terms of this Section 6.6, Executive shall be required to return to the Company all shares acquired upon such exercise; provided further that if Executive has sold any shares he acquired upon such exercise or upon vesting of RSUs or other equity-based awards, Executive shall pay to the Company an amount equal to the aggregate sale price of the shares sold (less, in the case of stock options, the aggregate exercise price paid by Executive for such shares).  If a court of competent jurisdiction or arbitral tribunal does not find that the Company is entitled to cause such forfeiture in accordance with the foregoing terms of this Section 6.6, the Company shall pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred by Executive in connection with contesting such attempted forfeiture.  Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.”

7.             Section 409A.  The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under the Agreement (including this Amendment), including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  It is the intention of the parties hereto that payments under the Agreement (including this Amendment) be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, the Agreement (including this Amendment) shall be interpreted to be exempt from or in compliance with Section 409A.  To the extent any payments of money or other benefits due to Executive under the Agreement (including this Amendment) could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  All references in the Agreement (including this Amendment) to Executive’s termination of employment shall mean his separation from service within the meaning of Section 409A. Payments pursuant to Section 5 of the Agreement (as amended by this Amendment), if any, shall be payable in accordance with the payment details described in Section 5 of the Agreement (as amended by this Amendment); provided, however, that if necessary to comply with Section 409A, and if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of termination, (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination, and (iii) during the period beginning six months following the date of termination through the remainder of the termination payments period as detailed in Section 5 of the Agreement (as amended by this Amendment), payments of the remaining amount (if any) shall be payable in equal installments in accordance with the Company’s standard payroll practices. In addition, notwithstanding any other provision with respect to the timing of payments under the Agreement (including this Amendment), if necessary to comply with Section 409A, amounts payable following termination of employment in a lump sum shall instead be paid six (6) months plus one (1) day following the date of termination.  With respect to any reimbursements under the Agreement (including this Amendment), such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred by Executive.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under the Agreement (including this Amendment) during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to the Agreement (including this Amendment) shall not be subject to liquidation or exchange for any other benefit.  For the avoidance of doubt, any payment due under the Agreement (including this Amendment) within a period following Executive’s termination of employment, death, Total Disability or other event shall be made on a date during such period as determined by the Company in its sole discretion.  Each payment made under the Agreement (including this Amendment) shall be designated as a “separate payment” within the meaning of Section 409A.

8.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or where the parties are located at the time a dispute arises.

9.             Titles and Captions.  All paragraph titles or captions in this Amendment are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

10.           Reimbursement of Expenses of Executive in Negotiating Amendment.  All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in connection with the negotiation, preparation, execution, or delivery of this Amendment shall be paid on behalf of Executive (or, if already paid by Executive, reimbursed to Executive) promptly by the Company in an amount up to $10,000.

11.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment on December 2, 2010, to be deemed effective as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ A. Lorne Weil
Name: A. Lorne Weil